UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 26, 2010

Cardium Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12255 El Camino Real, Suite 250, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 26, 2010, Cardium Therapeutics, Inc. (“Cardium”) received notice from the staff of the NYSE AMEX LLC (the “Exchange”) that, based on the Exchange’s review of publicly available information, Cardium has fallen out of compliance with certain continued listing standards of the Exchange as set forth in Part 10 of the NYSE AMEX Company Guide (the “Company Guide”). Specifically, Cardium is not in compliance with Section 1003(a)(iii) of the Company Guide because the Company reported stockholders’ equity of less than $6,000,000 at September 30, 2010 and losses from continuing operations and net losses in its five most recent fiscal years ended December 31, 2009.

In order to maintain listing of the Company’s common stock on the Exchange, the Company was required to submit a plan by December 27, 2010, advising the Exchange of the actions the Company has taken, or will take, that would bring it into compliance with Section 1003(a)(iii) of the Company Guide by August 26, 2011. The Company submitted its plan to the Exchange on December 2, 2010. If the Exchange accepts the plan, then the Company may be able to continue its listing during the plan period, up to August 26, 2011, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the plan. If the plan is not acceptable to the Exchange, or even if accepted, if the Company is not in compliance with the continued listing standards at the end of the plan period or the Company does not make progress consistent with the plan during such period, then the Exchange would be expected to initiate delisting proceedings.

The Company’s common stock continues to trade on the Exchange. The Exchange has advised the Company that the Exchange is utilizing the financial status indicator fields in the Consolidate Tape Association’s Consolidated Tape System and Consolidated Quote System High Speed Tape to identify companies that are noncompliant with the Exchange’s continued listing standards. Accordingly, the Company will become subject to the trading symbol extension “.BC” to denote such noncompliance.

Item 8.01.	Other Events.

On December 2, 2010, the Company issued a press release announcing its receipt from the Exchange of a notice of the Company’s failure to satisfy a continued listing standard. The full text of this press release is attached hereto as Exhibit 99.1.

On December 2, 2010, the Company filed a Schedule TO with the Securities and Exchange Commission in connection with a proposed exchange offer. Subject to the terms and conditions of the exchange offer, the Company has agreed to exchange certain warrants issued in connection with its March 2007 and November 2008 financings for shares of the Company’s common stock at a ratio of three warrants for one share of common stock. There are an aggregate of 10,271,480 eligible warrants outstanding. If all eligible warrants are exchanged it will result in the issuance of an additional 3,423,854 shares of the Company’s common stock, representing 4.2 percent of the total shares outstanding for the Company. The shares of common stock issued in the exchange offer will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The cancellation of eligible warrants and issuance of new shares of common stock pursuant to the exchange offer is expected to result in an increase in the Company’s stockholders’ equity. The Company will record the value of each share of common stock issued in the exchange at fair value at the time of issuance as a credit to stockholders equity. In addition, the Company will recognize gain or loss on the difference between fair value of the common stock issued and the fair value of the warrants that are cancelled in the exchange offer.

This Current Report on Form 8-K is neither an offer to sell, a solicitation to buy nor an offer to purchase or sell any securities. The exchange offer is made only pursuant to the applicable offer to exchange and only in such jurisdictions as is permitted under applicable law.

The information in this Item 8.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release issued by Cardium Therapeutics, Inc. dated December 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: December 2, 2010